                                                   OMB APPROVAL
                                                   OMB NUMBER:  3235-0145
                                                   EXPIRES:  DECEMBER 31, 1997
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE:  14.90



                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC  20549

                              S C H E D U L E  13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 3) *


                                  Xircom, Inc.
                                  ------------
                                (Name of Issuer)


                                  Common Stock
                                  ------------
                         (Title of Class of Securities)


                                  983922-10 5
                                  -----------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement __. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                      13G
CUSIP NO. 983922-10 5

1.       NAME OF REPORTING PERSON:

         Dirk I. Gates

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

         Not applicable

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION:

         United States of America

5. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE VOTING POWER:

         1,223,202

6. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED VOTING POWER:

         0

7. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SOLE DISPOSITIVE POWER:

         1,223,202

8. NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH SHARED DISPOSITIVE POWER:

         0

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

         1,223,202

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         Not applicable

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         6.1%

12.      TYPE OF REPORTING PERSON*

         IN





                      *See instruction before filling out!

ITEM 1 (A).      NAME OF ISSUER:

                 Xircom, Inc.

ITEM 1 (B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICERS:

                 2300 Corporate Center Drive
                 Thousand Oaks, CA  91320

ITEM 2 (A).      NAME OF PERSON FILING:

                 Dirk I. Gates

ITEM 2 (B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                 2300 Corporate Center Drive
                 Thousand Oaks, CA  91320

ITEM 2 (C).      CITIZENSHIP:

                 United States of America

ITEM 2 (D).      TITLE OF CLASS OF SECURITIES:

                 Common Stock

ITEM 2 (E).      CUSIP NO.

                 983922 105

ITEM 3.          TYPE OF FILING:

                 This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.          OWNERSHIP

                 (a)      Amount Beneficially Owned:

                          1,223,202 shares

                 (b)      Percent of Class:

                          6.1%

                 (c)      Number of shares as to which such person has:

                          (i)     sole power to vote or to direct the vote:

                                        1,223,202

                          (ii)    shared power to vote or to direct the vote:

                                        0

                          (iii) sole power to dispose or to direct the disposition of:

                                        1,223,202

                          (iv) shared power to dispose or to direct the disposition of:

                                           0

ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                 Not applicable

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON:

                 Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY
                 THE PARENT HOLDING COMPANY:

                 Not applicable

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                 Not applicable

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP:

                 Not applicable

ITEM 10.         CERTIFICATION:

                 Not applicable


Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



/s/ Dirk I. Gates                                        1/31/97
-------------------------                          -------------------------
Dirk I. Gates                                      Date
Chairman, President & CEO

















                                  Page 6 of  6